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                                                                     EXHIBIT 2.1







                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                                  by and among:





                              Island Pacific, Inc.,
                            a California corporation;



                         Page Digital Corporation, Inc.,
                             a Colorado corporation;

                                       and



                             IPI Acquisition, Inc.,
                             a Delaware corporation



                          Dated as of November 20, 2003







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                                      ANNEX



"AFFILIATE" shall have the meaning set forth in the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Act.

"APPLICABLE CONTRACT" any Contract (a) under which Page has or may acquire any rights, (b) under which Page has or may become subject to any obligation or liability, or (c) by which Page or any of the assets owned or used by it is or may become bound.

"BALANCE SHEET" as defined in Section 3.4.

"BEST EFFORTS" the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

"BREACH" a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any material inaccuracy in or material breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, which is not cured within 10 days from the date IPI notifies Page that, in IPI's reasonable opinion, such Breach has occurred. If a "Breach" cannot be cured within such 14 day period, due to no fault on the part of the party in breach then such 14 day period shall be increased to 30 days.

"CERTIFICATES" AS DEFINED IN SECTION 2.8.

"CERTIFICATE OF MERGER" AS DEFINED IN SECTION 2.3.

"CLOSING AND CLOSING DATE" AS DEFINED IN SECTION 2.1.

"COMMON STOCK" AS DEFINED IN RECITAL A.

"CONSENT" any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"CONTEMPLATED TRANSACTIONS" all of the transactions contemplated by this Agreement, including:

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         the sale of the Shares by the Shareholders to IPI;

         the execution, delivery, and performance of any and all Contracts contemplated in this Agreement.

         the performance by IPI and the Shareholders of their respective covenants and obligations under this Agreement; and

         IPI's acquisition and ownership of the Shares and exercise of control over Page.

"CONTRACT" any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"DAMAGES" as defined in Section 11.2.

"DELAWARE LAW" AS DEFINED IN SECTION 2.2.

"DISCLOSURE SCHEDULE" the disclosure schedule delivered by the Stockholders and Page to IPI concurrently with the execution and delivery of this Agreement.

"EFFECTIVE DATE" AS DEFINED IN THE PREAMBLE TO THIS AGREEMENT.

"EMPLOYMENT AGREEMENTS" as defined in Section 9.1.

"ENCUMBRANCE" any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"ERISA" the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"FACILITIES" any real property, leaseholds, or other interests currently or formerly owned or operated by Page and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Page.

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"GAAP" generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

"GOVERNMENTAL AUTHORIZATION" any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"GOVERNMENTAL BODY" any foreign, federal, state, city or local governmental or quasi-governmental authority of any nature.

"INTELLECTUAL PROPERTY ASSETS" as defined in Section 3.19.

"INTERIM BALANCE SHEET" as defined in Section 3.4.

"IPI" as defined in the first paragraph of this Agreement.

"IRC" the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS" the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"KNOWLEDGE" a Person will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

"LEGAL REQUIREMENT" any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

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"MATERIAL ADVERSE EFFECT" a material adverse effect on the business, assets, properties, financial condition, or results of operation of Page or IPI, as the case may be.

"MERGER" AS DEFINED IN SECTION 2.2.

"MERGER CONSIDERATION" AS DEFINED IN SECTION 2.8.

"NONCOMPETITION AGREEMENTS" as defined in Section 2.12.1(c).

"OCCUPATIONAL SAFETY AND HEALTH LAW" any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"ORDER" any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"ORDINARY COURSE OF BUSINESS" an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person;

"ORGANIZATIONAL DOCUMENTS" the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"PAGE" as defined in the preamble to this Agreement.

"PARTIES" as defined in Recital E.

"PERSON" any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

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"PLAN" as defined in Section 3.11.

"PROCEEDING" any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"RELATED PERSON" with respect to a particular individual, a "Related Person" includes each other member of such individual's family, or any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family. With respect to specified Person other than an individual, a "Related Person" is any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Persons.

"REPRESENTATIVE" with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"SECURITIES ACT" the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"STOCKHOLDERS" SHALL MEAN LAWRENCE PAGE AND DAVID JOSEPH.

"STOCKHOLDERS' RELEASES" as defined in Section 2.12.1(b).

"SUBSIDIARY" with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries. When used without reference to a particular Person, "Subsidiary" means a Subsidiary of Page.

"STOCK CONSIDERATION" as defined in Section 2.8.2.

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"TAX RETURN" any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"THREATENED" a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

         THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this "Agreement") dated the 20th day of November 2003 , by and among Island Pacific, Inc., a Delaware corporation ("IPI"), Page Digital Incorporated, a Colorado corporation ("Page"), and IPI Acquisition, Inc., a Delaware corporation ("Merger Sub"), Lawrence Page and David Joseph (collectively the "Stockholders").

                                    RECITALS

         A. The Stockholders are the record beneficial owners of approximately 80% of the outstanding common stock (the "Common Stock") of Page.

         B. Under the terms and subject to the conditions of this Agreement, IPI, Merger Sub, and Page intend to enter into a business combination transaction such that Page merges with and into a wholly owned subsidiary of IPI namely Merger Sub.

         C. Each of the Boards of Directors of Page and IPI (i) have determined that the Merger (as defined in Section 2.2 below) is consistent with, and in furtherance of, their respective long term business strategies and is fair to, and in the best interest of, their respective stockholders and (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

         D. The Board of Directors of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

         E. As a condition to and inducement to IPI's and Merger Sub's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Lawrence Page and David Joseph are entering into a Voting Agreement substantially in the form attached hereto as EXHIBIT A (the "Voting Agreement");

         F. IPI, Page and Merger Sub intend, by executing this Agreement to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

         G. The Parties to this Agreement desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions contemplated hereby.

                                    AGREEMENT

         1.       CERTAIN DEFINITIONS.

         For purposes of this Agreement, the definitions set forth in the Annex to this Agreement, shall have the meanings specified or referred to in this Agreement.

         2.       THE MERGER; CLOSING.

                  2.1.     THE MERGER.


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                  As of the Effective Date (as defined below), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware General Corporation Law ("DGCL") and the Colorado Business Corporations Act ("CBCA"), Page shall be merged with and into Merger Sub (the "Merger"), the separate corporate existence of Page shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is sometimes referred to as the "Surviving Corporation."

                  2.2.     CLOSING.

                  Subject to the terms of this Agreement, the closing (the "Closing") of the Merger of Page with and into Merger Sub shall take place at the office of IPI's counsel, Solomon Ward Seidenwurm & Smith, LLP, 401 B Street, Suite 1200, San Diego, California, no later than April 30, 2004. The date upon which the closing occurs is hereinafter referred to as the "Closing Date." As between the Parties, risk of loss and the benefits of ownership of the consideration shall be transferred as of the Closing Date, notwithstanding any delay in completing the ministerial act of filing the Certificate of Merger as contemplated in Section 2.3 below.

                  2.3.     EFFECTIVE DATE.

                  If all the conditions to the Merger set forth in Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL and Section 7-111-101 of the CCAA (the "Certificate of Merger") to be properly executed and filed in accordance with such Sections on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the Secretary of State of the State of Colorado in accordance with the CBCA or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Date").

                  2.4.     EFFECT OF THE MERGER.

                  At the Effective Date, the effect of the Merger shall be provided in this Agreement and the applicable provisions of Delaware and Colorado Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date all the property, rights, privileges, powers and franchises of Page and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Page and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  2.5.     ARTICLES OF INCORPORATION; BYLAWS.

                           2.5.1. At the Effective Date, the Articles of
Incorporation of Merger Sub, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of the Surviving Corporation.

                           2.5.2. The Bylaws of Merger Sub, as in effect
immediately prior to the Effective Date, shall be, at the Effective Date, the Bylaws of the Surviving Corporation until thereafter amended.

                  2.6.     OFFICERS AND DIRECTORS.

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                  The officers and directors of the Surviving Corporation as of the Effective Date are listed on attached Exhibit "C."

                  2.7.     EFFECT ON CAPITAL STOCK.

                  At the Effective Date, by virtue of the Merger and without any action on the part of Merger Sub, Page or the holders of any of the securities described below:

                           (a) each share of common stock, par value $0.01 per
share, of Page issued and outstanding immediately prior to the Effective Date, and other than the shares of Dissenting Common Stock (as defined in Section 2.10 below ) shall be converted into the right to receive: (i) an amount of cash, without interest (the "Cash Consideration") determined by dividing $2 million by the total number of issued and outstanding shares of Common Stock on the Effective Date, and (ii) a fraction of a fully paid and non-assessable share of common stock $.0001 par value of IPI (the " IPI Stock Consideration"), equal to one share of Common Stock multiplied by the Exchange Ratio. "Exchange Ratio" means two million five hundred thousand, divided by the total number of issued and outstanding shares of Common Stock of Page on the Effective Date. The Exchange Ratio is subject to adjustment as set forth in Paragraph 2.7(b) below. The IPI Stock Consideration using the Exchange Ratio shall be calculated to the nearest whole share of Stock. The Cash Consideration and the Stock Consideration to be received by the holders of Common Stock hereunder (together with the cash in lieu of fractional shares of Stock as specified below) are referred to herein collectively as the "Merger Consideration."

                           (b) If the Average Closing Price, as defined below,
for the 20 trading days immediately preceding the Closing Date (the "Subject Period") shall be $1.50 or less, then the Exchange Ratio shall be the sum (the "Sum") of two million five hundred thousand, plus an amount calculated by dividing 1,250,000 by the Average Closing Price, and dividing the Sum by the total issued and outstanding Common Stock on the Closing Date. The "Average Closing Price" means the average of the Closing Prices for IPI Common Stock for the 20 trading days immediately preceding the Effective Date. The "Closing Price" means the daily closing sales price, or the daily closing bid price if no sales were reported for an individual day, for IPI's common stock as reported by the American Stock Exchange or such other market source as the IPI Board of Directors deems reliable.

                           (c) All shares of Common Stock (other than shares to
be cancelled in accordance with Section 2.7(d) shall cease to be outstanding and shall be cancelled and shall cease to exist, and each holder of shares of Common Stock (other than Merger Sub and IPI) shall thereafter cease to have any rights with respect to such shares of Common Stock, except, subject to this Section 2.7, the right to receive, without interest, the Merger Consideration in accordance with this Section 2.7 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Common Stock.

                           (d) Each share of Common Stock issued and held in
Page's treasury at the Effective Date, or held by Merger Sub or IPI, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled without payment of any consideration therefor.

                  2.8.     EXCHANGE OF CERTIFICATES REPRESENTING COMMON STOCK

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                           2.8.1.   .

                           (a) At the Closing, the stockholders of Page, all of
whom are listed on Annex II to this Agreement, shall present their certificates of Common Stock (the "Certificates") to Merger Sub. In exchange therefor, Merger Sub shall pay to each stockholder the Cash Consideration in the amount set forth in Annex II, and IPI shall issue a letter to IPI's transfer agent containing instructions to the transfer agent to issue to the stockholders the IPI Stock Consideration in the amount of IPI's Common Stock set forth in Annex II.

                           (b) If one or more stockholders of Page shall not
have presented their Certificate(s) at the Closing, IPI shall mail to each stockholder: (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) shall pass, only upon delivery of such Certificate(s) to IPI and which letter shall be in such form and have such other provisions as are customary for letters of this nature; and (ii) instructions for effecting the surrender of such Certificate(s) in exchange for the Merger Consideration (which shall provide that, at the election of the surrendering holder, such Certificate(s) may be surrendered, and payment therefor collected, by hand delivery). Upon surrender of such Certificate(s) to IPI together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by IPI, the holder of such Certificate(s) shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of IPI Stock and the amount of cash, without interest, into which shares of Common Stock formerly represented by such Certificate(s) shall have been converted into the right to receive pursuant to Section 2.7, and the shares formerly represented by the Certificate(s) so surrendered shall forthwith be cancelled. If any portion of the IPI Stock Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration of such shares constituting such IPI Stock Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery of such shares shall pay to IPI any transfer or other Taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of IPI that such Tax has been paid or is not applicable. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate(s), including in lieu of any fractional shares of IPI Stock. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of Page, payment may be made with respect to such Common Stock to such a transferee if such Certificate(s) representing such shares of Common Stock is presented to IPI, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other Taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Date to represent only the right to receive upon such surrender the amount of IPI Stock and cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate(s) shall have been converted pursuant to this Article 2.

                           (c) All shares of IPI Stock issued and all cash paid
upon surrender of Certificates in accordance with the terms of this
Article 2 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates. At or after the Effective Date, there shall be no transfers on the stock transfer books of Page of the shares of Common Stock that were outstanding immediately prior to the Closing Date. If, after the Closing Date, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 2.

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

                           (d) No dividends or other distributions with respect
to IPI Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2. until the surrender of such Certificate in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of IPI Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of IPI Stock to which such holder is entitled pursuant to Section 2 and the amount of dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such whole shares of IPI Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of IPI Stock.

                           (e) No certificates or script representing fractional
shares of IPI Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of IPI. Each holder of Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of IPI Stock shall receive, upon surrender of such holder's Certificates in accordance with this Section 2 an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Closing Price on the trading day immediately preceding the Closing Date.

                           (f) None of IPI, Page, the Surviving Corporation, or
any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

                           (g) If any Certificate shall have been lost, stolen
or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim which may be made against it with respect to such Certificate, IPI will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

                  2.9.     ADJUSTMENT OF MERGER CONSIDERATION.

                  In the event that, subsequent to the date of this Agreement but prior to the Closing Date, the outstanding shares of Common Stock or IPI Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio and Cash Consideration shall be appropriately adjusted.

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

                  2.10.    DISSENTING PAGE STOCKHOLDERS.

                  Notwithstanding any provision of this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Date and which are held by holders of such shares of Common Stock who have properly exercised dissenters' rights with respect thereto in accordance with Article 13 of the CBCA (the "Dissenting Common Stock") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Article 13 unless and until such holders fail to perfect or effectively withdraw or lose their rights to dissent and payment under the CBCA. If, after the Effective Date, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Date, the right to receive the Merger Consideration, without any interest thereon. Page shall give IPI: (i) prompt notice of any demands for payment received by Page pursuant to Article 13 of the CBCA, withdrawals of such demands and any other instruments served pursuant to the CBCA and received by Page; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand for payment under the CBCA. Page shall not, except with the prior written consent of IPI, make any payment with respect to any demands for payment or offer to settle or settle any such demands.

                  2.11.    TAX CONSEQUENCES.

                  It is intended by each of the Parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the IRC, and each of the Parties will use its commercially reasonable efforts to cause the Merger to be treated as such a reorganization. The Parties adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368 2(g) and
1.368 3(a) of the United States Income Tax Regulations. Each party shall seek the advice of such party's counsel or financial advisor regarding the ability of the Merger to qualify as such a reorganization.

                  2.12.    TAKING OF NECESSARY ACTION; FURTHER ACTION.

                  If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Page and Merger Sub, the Stockholders and officers and directors of Page and Merger Sub will, at the Stockholders' expense, take all such lawful and necessary action. IPI shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated thereby.

                  2.13.    CLOSING OBLIGATIONS. At the Closing:

                           2.13.1. Page will deliver to IPI and Merger Sub the
following closing documents (collectively, "Page's Closing Documents"):

                                    (a) releases in the form of Exhibit "B"
executed by the Stockholders (collectively, "Stockholders' Releases");

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

                                    (b) a certificate executed by Page and the
Stockholders representing and warranting to IPI and Merger Sub that each of Page and the Stockholders' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by the Page and the Stockholders to IPI and Merger Sub prior to the Closing Date in accordance with Section 5.5); and

                                    (c) the Employment Agreements executed by
the Stockholders.

                           2.13.2. IPI and Merger Sub will deliver to Page the
following closing documents (collectively, "IPI's Closing Documents"):

                                    (a) the Employment Agreements;

                                    (b) a certificate executed by IPI and Merger
Sub to the effect that, except as otherwise stated in such certificate, each of IPI's and Merger Sub's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date; and

                                    (c) Articles of Merger, in the form of
Exhibit "D" hereto, to be filed by IPI with the Secretary of State of the State of Colorado pursuant to Section 7-111-105 of the Colorado Business Corporation Act immediately following the Closing.

         3.       REPRESENTATIONS AND WARRANTIES OF PAGE AND THE STOCKHOLDERS.

         Page and the Stockholders represent and warrant to IPI and Merger Sub as follows:

                  3.1.     ORGANIZATION AND GOOD STANDING.

                           3.1.1. Part 3.1 of the Disclosure Schedule contains a
complete and accurate list for Page of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization. Page is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Page is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualifications, except where the failure to be so qualified would not have a Material Adverse Effect.

                           3.1.2. Page and the Stockholders have delivered to
IPI copies of the Organizational Documents of Page listed on Schedule 3.2.1, as currently in effect.

                  3.2.     AUTHORITY; NO CONFLICT.

                           3.2.1. This Agreement constitutes the legal, valid,
and binding obligation of Page and the Stockholders, enforceable against Page and the Stockholders in accordance with its terms. Upon the execution and delivery by Page and the Stockholders of this Agreement, Page and the Stockholders' Closing Documents will constitute the legal, valid, and binding obligations of Page and the Stockholders, enforceable against Page and the Stockholders in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Page and the Stockholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Page and the Stockholders' Closing Documents and to perform their obligations under this Agreement and Page and the Stockholders' Closing Documents.

                           3.2.2. Except as set forth in Part 3.2 of the
Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                                    (a) contravene, conflict with, or result in
a violation of (A) any provision of the Organizational Documents of Page, or (B) any resolution adopted by the board of directors or the stockholders of Page;

                                    (b) contravene, conflict with, or result in
a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Page or any Stockholder, or any of the assets owned or used by Page, may be subject;

                                    (c) contravene, conflict with, or result in
a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Page or that otherwise relates to the business of, or any of the assets owned or used by, Page;

                                    (d) cause Page or Merger Sub, as the
Surviving Corporation, to become subject to, or to become liable for the payment of, any Tax;

                                    (e) cause any of the assets owned by Page to
be reassessed or revalued by any taxing authority or other Governmental Body;

                                    (f) contravene, conflict with, or result in
a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract; or

                                    (g) result in the imposition or creation of
any Encumbrance upon or with respect to any of the assets owned or used by Page.

Except as set forth in Part 3.2 of the Disclosure Schedule, neither Page, nor any Stockholder, is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                           3.2.3. The Stockholders are acquiring the Stock
Consideration for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

                  3.3.     CAPITALIZATION.

                  The authorized equity securities of Page consist of 50,000,000 shares of common stock, of which 5,597,300 shares are issued and outstanding and constitute the Common Stock. The Stockholders are and will be on the Closing Date the record and beneficial owners and holders of 4,811,760 shares of Common Stock, free and clear of all Encumbrances. Except for a legend indicating that the Common Stock represented by the certificate is not registered under the Securities Act of 1933, and with respect to shares of Common Stock issued pursuant to the 1995 Page Digital Incorporated Stock Plan, a legend indicating that such shares are subject to a Right of First Refusal Agreement entered into between Page and each holder thereof pursuant to such stock plan, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of Page. No Person has any claim of ownership or right to obtain Common Stock of Page. All of the outstanding equity securities of Page have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Page. None of the outstanding equity securities or other securities of Page was issued in violation of the Securities Act or any other Legal Requirement. Page does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Any option(s) and warrant(s) not exercised at or before 11:59 p.m. on the day immediately before the Closing Date shall be cancelled and become null and void.

                  3.4.     FINANCIAL STATEMENTS.

                  Page and the Stockholders have delivered to IPI: (a) audited balance sheets of Page (the "Balance Sheets") in each of the fiscal years ended October 31, 1999 through 2002, and the related audited statements of income, changes in stockholders' equity, and cash flow for each of the years then ended;
(b) an audited balance sheet of Page (including the notes thereto), and the related audited statements of income, changes in stockholders' equity, and cash flow for the year then ended, together with the report thereon of Grant Thorton, independent certified public accountants, and (c) an unaudited balance sheet of Page as of October 31, 2003 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the 12 months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Page as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheets); the financial statements referred to in this
Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Page are required by GAAP to be included in the audited financial statements of Page.

                  3.5.     BOOKS AND RECORDS.

                  The books of account, minute books, stock record books, and other records of Page, all of which will have been made available to IPI, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not Page is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of Page contain accurate and complete records of all meetings held of, and corporate action taken by, the Stockholders, the Boards of Director, and committees of the Board of Directors of Page, and no meeting of any such Stockholders, Board of Directors, or committees has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to the Merger-Sub.

                  3.6.     TITLE TO PROPERTIES; ENCUMBRANCES.

                  Part 3.6 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by Page. Page owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by Page or reflected as owned in the books and records of Page, including all of the properties and assets reflected in the balance sheet for the fiscal year ended October 31, 2002 (the "2002 Balance Sheet") and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Schedule and personal property sold since the date of the 2002 Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by Page since the date of the 2002 Balance Sheet (except for personal property acquired and sold since the date of the 2002 Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the 2002 Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances.

                  3.7.     ACCOUNTS RECEIVABLE.

                  To the Knowledge of Page and the Stockholders, all accounts receivable of Page that are reflected on the 2002 Balance Sheet or the Interim Balance Sheet or on the accounting records of Page as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To Page's and the Stockholders' Knowledge, unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the 2002 Balance Sheet or the Interim Balance Sheet or on the accounting records of Page as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). To Page's and the Stockholders' Knowledge, subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.7 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

                  3.8.     NO UNDISCLOSED LIABILITIES.

                  Except as set forth in Part 3.8 of the Disclosure Schedule, Page has no material liabilities or material obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

                  3.9.     TAXES.

                           3.9.1. Page has filed or caused to be filed on a
timely basis all Tax Returns that are or were required to be filed by it, pursuant to applicable Legal Requirements, except where the failure to so file could or would not have a Material Adverse Effect. Part 3.9 of the Disclosure Schedule contains a complete and accurate list of, all such Tax Returns filed. Page has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Stockholders or Page, except such Taxes, if any, as are listed in Part 3.9 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheets and the Interim Balance Sheet.

                           3.9.2. The United States federal and state income Tax
Returns of Page have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 1998. Part 3.9 of the Disclosure Schedule contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.9 of the Disclosure Schedule, are being contested in good faith by appropriate proceedings. Part 3.9 of the Disclosure Schedule describes all adjustments to the United States federal income Tax Returns filed by Page for all taxable years since 1999, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.9 of the Disclosure Schedule, no Stockholder or Page has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Page or for which Page may be liable.

                           3.9.3. The charges, accruals, and reserves with
respect to Taxes on the respective books of Page are adequate (determined in accordance with GAAP) and are at least equal to that Page's liability for Taxes. There exists no proposed tax assessment against Page except as disclosed in the 2002 Balance Sheet or in Part 3.9 of the Disclosure Schedule. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by Page. All Taxes that Page is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person, except where the failure to so withhold or collect would not have a Material Adverse Effect.

                           3.9.4. All Tax Returns filed by (or that include on a
consolidated basis) Page are true, correct, and complete. There is no tax sharing agreement that will require any payment by Page after the date of this Agreement. Page is not, nor within the five-year period preceding the Closing Date has been, an "S" corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to IPI), no

Page or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to IPI) has sold or will sell any property or assets to IPI or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes IPI. Part 3.9 of the Disclosure Schedule lists all such target affiliates.

                  3.10.    NO MATERIAL ADVERSE CHANGE.

                  Since the date of the 2002 Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Page, and no event has occurred or circumstance exists that may result in such a material adverse change.

                  3.11.    ERISA.

                  To the knowledge of Page and the Stockholders, Page is in compliance in all material respects with all applicable provisions of Title IV of the Employee Retirement Income Security Act of 1974, Pub. L. No. 93-406, September 2, 1974, 88 Stat. 829, 29 U.S.C.A. SS 1001 et seq. (1975), as amended from time to time ("ERISA"). Neither a reportable event nor a prohibited transaction (as defined in ERISA) has occurred and is continuing with respect to any "pension plan" (as such term is defined in ERISA, a "Plan"); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation (together with any entity succeeding to or all of its functions, the "PBGC") to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Page nor any commonly controlled entity (as defined in ERISA) has completely or partially withdrawn from a multi-employer plan (as defined in ERISA). Page and each commonly controlled entity has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan property equals or exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of Page or any commonly controlled entity to the PBGC or the Plan under Title IV or ERISA; and neither Page nor any commonly controlled entity has incurred any liability to the PBGC under ERISA.

                  3.12. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

                           3.12.1. To the knowledge of Page and the
Stockholders, except as set forth in Part 3.12 of the Disclosure Schedule, Page is in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. No event has occurred or circumstance exists that may constitute or result in a violation by Page of, or a failure on the part of Page to comply with, any Legal Requirement.

                           3.12.2. Part 3.12 of the Disclosure Schedule contains
a complete and accurate list of each Governmental Authorization that is held by Page or that otherwise relates to the business of, or to any of the assets owned or used by, Page. Each Governmental Authorization listed in Part 3.12 of the Disclosure Schedule is valid and in full force and effect and, except as set forth in Part 3.12 of the Disclosure Schedule, Page has been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.12 of the Disclosure Schedule

                                    (a) Page has not received, at any time since
January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                                    (b) all applications required to have been
filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.12 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.12 of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit Page to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit Page to own and use their assets in the manner in which they currently own and use such assets.

                  3.13.    LEGAL PROCEEDINGS; ORDERS.

                           3.13.1. Except as set forth in Part 3.13 of the
Disclosure Schedule, there is no pending Proceeding:

                                    (a) that has been commenced by or against
Page or that otherwise relates to Page or would have a Material Adverse Effect;
or

                                    (b) that challenges, or that may have the
effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Page and the Stockholders, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Page and the Stockholders have delivered to IPI copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part
3.13 of the Disclosure Schedule. Page and the Stockholder's believe that the Proceedings listed in Part 3.13 of the Disclosure Schedule will not have a Material Adverse Effect.

                           3.13.2. Except as set forth in Part 3.13 of the
Disclosure Schedule:

                                    (a) there is no Order to which Page, or any
of the assets owned or used by Page, is subject;

                                    (b) the Stockholders are not subject to any
Order that relates to the business of, or any of the assets owned or used by, Page;

                                    (c) no officer, director, agent, or employee
of Page is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Page; and

                                    (d) Page and the Stockholders have not
received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Page, or any of the assets owned or used by Page, is or has been subject.

                           3.13.3. Except as set forth in Part 3.13 of the
Disclosure Schedule:

                                    (a) Page is in full compliance with all of
the terms and requirements of each Order to which it, or any of the assets owned or used by it, is subject;

                                    (b) no event has occurred or circumstance
exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Page, or any of the assets owned or used by Page, is subject; and

                  3.14.    ABSENCE OF CERTAIN CHANGES AND EVENTS.

                  Except as set forth in Part 3.14 of the Disclosure Schedule, since the date of the 2002 Balance Sheet, Page has conducted their businesses only in the Ordinary Course of Business and there has not been any:

                           3.14.1. Change in Page's authorized or issued capital
stock; grant of any stock option or right to purchase shares of capital stock of Page; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Page of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                           3.14.2. Amendment to the Organizational Documents of
Page;

                           3.14.3. Payment or increase by Page of any bonuses,
salaries, or other compensation to any Stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                           3.14.4. Adoption of, or increase in the payments to
or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Page;

                           3.14.5. Damage to or destruction or loss of any asset
or property of Page, whether or not covered by insurance, having a Material Adverse Effect;

                           3.14.6. Entry into, termination of, or receipt of
notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contracts or transactions involving a total remaining commitment by or to Page of $2,500 or more, in the aggregate;

                           3.14.7. Sale (other than sales of inventory in the
Ordinary Course of Business), lease, or other disposition of any asset or property of Page or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Page, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                           3.14.8. Cancellation or waiver of any claims or
rights with an aggregate value to Page in excess of $2,500;

                           3.14.9. Material change in the accounting methods
used by Page; or

                           3.14.10. Agreement, whether oral or written, by Page
to do any of the foregoing.

                  3.15.    CONTRACTS; NO DEFAULTS.

                           3.15.1. Part 3.15(1) of the Disclosure Schedule
contains a complete and accurate list, and Page and the Stockholders have delivered to IPI true and complete copies, of:

                                    (a) each Applicable Contract that involves
performance of services or delivery of goods or materials by Page of an aggregate amount or value in excess of $1,000;

                                    (b) each Applicable Contract that involves
performance of services or delivery of goods or materials to Page of an aggregate amount or value in excess of $1,000;

                                    (c) each Applicable Contract that was not
entered into in the Ordinary Course of Business and that involves expenditures or receipts of Page in excess of $1,000;

                                    (d) each lease, rental or occupancy
agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $1,000 and with terms of less than one year);

                                    (e) each licensing agreement or other
Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;

                                    (f) each collective bargaining agreement and
other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                                    (g) each joint venture, partnership, and
other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Page with any other Person;

                                    (h) each Applicable Contract containing
covenants that in any way purport to restrict the business activity of Page or limit the freedom of Page to engage in any line of business or to compete with any Person;

                                    (i) each Applicable Contract providing for
payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                                    (j) each power of attorney that is currently
effective and outstanding;

                                    (k) each Applicable Contract entered into
other than in the Ordinary Course of Business that contains or provides for an express undertaking by Page to be responsible for consequential damages;

                                    (l) each Applicable Contract for capital
expenditures in excess of $1,000;

                                    (m) each written warranty, guaranty, and/or
other similar undertaking with respect to contractual performance extended by Page other than in the Ordinary Course of Business; and

                                    (n) each amendment, supplement, and
modification (whether oral or written) in respect of any of the foregoing.

Part 3.15 of the Disclosure Schedule sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of Page under the Contracts, and the location in Page's office where details relating to the Contracts are located.

                           3.15.2. Except as set forth in Part 3.15.2 of the
Disclosure Schedule:

                                    (a) no stockholder of Page (nor any Related
Person of any stockholder) has or may acquire any rights under, and no stockholder of Page has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, Page; and

                                    (b) no officer, director, agent, employee,
consultant, or contractor of Page is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Page, or (B) assign to Page or to any other Person any rights to any invention, improvement, or discovery.

                           3.15.3. Except as set forth in Part 3.15.3 of the
Disclosure Schedule, each Contract identified or required to be identified in
Part 3.15.1 of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

                           3.15.4. Except as set forth in Part 3.15.4 of the
Disclosure Schedule:

                                    (a) Page is in full compliance with all
applicable terms and requirements of each material Contract under which Page has any obligation or liability or by which Page or any of the assets owned or used by Page is bound;

                                    (b) to the knowledge of Page and the
Stockholders, each other Person that has or had any obligation or liability under any material Contract under which Page has or had any rights is in full compliance with all applicable terms and requirements of such Contract;

                                    (c) no event has occurred or circumstance
exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Page or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract; and

                                    (d) Page has neither given to, nor received,
from any other Person at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                           3.15.5. There are no renegotiations of, attempts to
renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Page under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                           3.15.6. The Contracts relating to the sale, design,
manufacture, or provision of products or services by Page have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

                  3.16.    INSURANCE.

                           3.16.1. Page and the Stockholders have delivered to
IPI:

                                    (a) true and complete copies of all policies
of insurance to which Page is a party or under which Page, or any director of Page, is or has been covered at any time within the three years preceding the date of this Agreement;

                                    (b) true and complete copies of all pending
applications for policies of insurance; and

                                    (c) any statement by the auditor of Page's
financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                           3.16.2. Part 3.16.2 of the Disclosure Schedule
describes:

                                    (a) any self-insurance arrangement by or
affecting Page, including any reserves established thereunder;

                                    (b) any contract or arrangement, other than
a policy of insurance, for the transfer or sharing of any risk by Page; and

                                    (c) all obligations of Page to third parties
with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                           3.16.3. Part 3.16.3 of the Disclosure Schedule sets
forth, by year, for the current policy year and each of the three preceding policy years:

                                    (a) a summary of the loss experience under
each policy;

                                    (b) a statement describing each claim under
an insurance policy for an amount in excess of $5,000, which sets forth:

                                             (i) the name of the claimant;

                                             (ii) a description of the policy by
insurer, type of insurance, and period of coverage; and

                                             (iii) the amount and a brief
description of the claim; and

                                    (c) a statement describing the loss
experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                           3.16.4. Except as set forth in Part 3.16.4 of the
Disclosure Schedule:

                                    (a) all policies to which Page is a party or
that provide coverage to either Stockholder, Page, or any director or officer of an Page:

                                             (i) are valid, outstanding, and
enforceable;

                                             (ii) are sufficient for compliance
with all Legal Requirements and Contracts to which Page is a party or by which any of them is bound;

                                             (iii) do not provide for any
retrospective premium adjustment or other experienced-based liability on the part of Page.

                                    (b) neither the Stockholders on behalf of
Page, nor Page has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                                    (c) Page has paid all premiums due, and have
otherwise performed all of their respective obligations, under each policy to which Page is a party or that provides coverage to Page or director thereof. (d) Page has given notice to the insurer of all claims that may be insured thereby.

                  3.17.    EMPLOYEES.

                           3.17.1. Part 3.17 of the Disclosure Schedule contains
a complete and accurate list of the following information for each employee or director of Page, including each employee on leave of absence or layoff status; employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2003; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Page's pension, retirement, profit-sharing, thrift savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

                           3.17.2. No employee or director of Page is a party
to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of Page, or (ii) the ability of Page to conduct its business, including any Proprietary Rights Agreement with the Stockholders or Page by any such employee or director. To Page's and the Stockholders' Knowledge, no director, officer, or other key employee of Page intends to terminate his employment with Page.

                           3.17.3. Part 3.17 of the Disclosure Schedule also
contains a complete and accurate list of the following information for each retired employee or director of Page, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

                  3.18.    LABOR RELATIONS; COMPLIANCE.

                  Page has not been and is not now a party to any collective bargaining or other labor Contract. There has not been nor is there presently pending, existing, or Threatened (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Page relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of Page or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Page, and no such action is contemplated by Page. Page has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Page is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                  3.19.    INTELLECTUAL PROPERTY.

                           3.19.1. Intellectual Property Assets - The term
"Intellectual Property Assets" includes:

                                    (a) the name "Page Digital", all fictional
business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                                    (b) all patents, patent applications, and
inventions and discoveries that may be patentable (collectively, "Patents");

                                    (c) all copyrights in both published works
and unpublished works (collectively, "Copyrights") currently or previously owned or used or licensed by Page;

                                    (d) all rights in mask works (collectively,
"Rights in Mask Works") currently or previously owned or used or licensed by Page; and

                                    (e) all know-how, trade secrets,
confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by Page as licensee or licensor.

                           3.19.2. Agreements - Part 3.19.2 of the Disclosure
Schedule contains a complete and accurate list and summary description, including any royalties paid or received by Page, of all Contracts relating to the Intellectual Property Assets to which Page is a party or by which Page is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which an Page is the licensee. There are no outstanding and, to Page's and the Stockholders' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                           3.19.3. Know-How Necessary for the Business.

                                    (a) The Intellectual Property Assets are all
those necessary for the operation of Page' businesses as they are currently conducted. Page is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                                    (b) Except as set forth in Part 3.19.3 of
the Disclosure Schedule, all former and current employees of Page have executed written Contracts with Page that assign to one or more of Page all rights to any inventions, improvements, discoveries, or information relating to the business of Page. No employee of Page has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of Page.

                           3.19.4. Patents.

                                    (a) Page owns no Patents.

                                    (b) no Patent has been or is now involved in
any interference, reissue, re-examination, or opposition proceeding. To Page and the Stockholders' Knowledge, there is no potentially interfering patent or patent application of any third party that would interfere with the intellectual property of Page.

                                    (c) none of the products manufactured and
sold, nor any process or know-how used, by Page infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                           3.19.5. Trademarks.

                                    (a) Part 3.19.5 of Disclosure Schedule
contains a complete and accurate list and summary description of all Marks. Page is the owner of all right, title and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                                    (b) All Marks that have been registered with
the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                                    (c) No Mark has been or is now involved in
any opposition, invalidation, or cancellation and, to Page's and the Stockholders' Knowledge, no such action is Threatened with respect to any of the Marks.

                                    (d) To Page and the Stockholders' Knowledge,
there is no potentially interfering trademark or trademark application of any third party.

                                    (e) No Mark is infringed or, to Page and the
Stockholders' Knowledge, has been challenged or threatened in any way. None of the Marks used by Page infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                                    (f) All products and materials containing a
Mark bear the proper federal registration notice where permitted by law.

                           3.19.6. Copyrights.

                                    (a) Part 3.19.6 of the Disclosure Schedule
contains a complete and accurate list and summary description of all Copyrights. Page is the owner of all right, title and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                                    (b) All the Copyrights have been registered
and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                                    (c) No Copyright is infringed or, to Page's
and the Stockholders' Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                                    (d) All works encompassed by the Copyrights
have been marked with the proper copyright notice.

                           3.19.7. Trade Secrets.

                                    (a) Page and the Stockholders have taken
reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                                    (b) Page has good title and an absolute (but
not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Page and the Stockholders' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of Page) or to the detriment of Page. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

                  3.20.    DISCLOSURE.

                           3.20.1. No notice given pursuant to Section 5.5 will
contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                           3.20.2. There is no fact or condition known to Page
and the Stockholders that has specific application to Page (other than general economic or industry conditions) and that materially adversely affects or, as far as Page and the Stockholders can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Page (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Schedule.

                  3.21.    RELATIONSHIPS WITH RELATED PERSONS.

                  Except as set forth in Part 3.21 of the Disclosure Schedule, neither the Stockholders or any Related Person of the Stockholders or of Page, since the first day of the next to last completed fiscal year of Page, has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Page' businesses. Neither Stockholders nor any Related Person of Stockholders is, or since the first day of the next to last completed fiscal year of Page, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Page other than business dealings or transactions conducted in the Ordinary Course of Business with Page at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with Page with respect to any line of the products or services of such Page (a "Competing Business") in any market presently served by Page. Except as set forth in Part 3.21 of the Disclosure Schedule, neither the Stockholders, nor any Related Person of the Stockholders, is a party to any Contract with, or has any claim or right against, Page.

                  3.22.    BROKERS OR FINDERS.

                  Except as set forth in Section 12.17, Page and the Stockholders, and their agents, have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4.       REPRESENTATIONS AND WARRANTIES OF IPI.

         IPI represents and warrants to Page and the Stockholders as follows:

                  4.1.     ORGANIZATION AND GOOD STANDING.

                  IPI is a corporation duly organized, validly existing, and in good standing under Delaware law with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its existing obligations. IPI is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualifications, except where the failure to be so qualified would not have a Material Adverse Effect.

                  4.2.     AUTHORITY; NO CONFLICT.

                           4.2.1. This Agreement constitutes the legal, valid,
and binding obligation of IPI, enforceable against IPI in accordance with its terms. Upon the execution and delivery by IPI of the IPI's Closing Documents IPI's Closing Documents will constitute the legal, valid, and binding obligations of IPI, enforceable against IPI in accordance with their respective terms. IPI has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the IPI's Closing Documents and to perform its obligations under this Agreement and the IPI's Closing Documents.

                           4.2.2. Except as set forth in Schedule 4.2, neither
the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                                    (a) any provision of IPI's Organizational
Documents;

                                    (b) any resolution adopted by the board of
directors or the stockholders of IPI;

                                    (c) any Legal Requirement or Order to which
IPI may be subject; or

                                    (d) any Contract to which IPI is a party or
by which IPI may be bound.

Except as set forth in Schedule 4.2, IPI is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  4.3.     CAPITALIZATION.

                  The capitalization of IPI is as described in IPI's most recent periodic report filed with the SEC. Except as set forth in Schedule 4.3, IPI has not issued any capital stock since such filing, other than pursuant to the exercise of employee stock options under IPI's stock option plan(s), the issuance of shares of common stock to employees pursuant to IPI's employee stock purchase plan(s) and pursuant to the conversion or exercise of Common Stock Equivalents. No person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Contemplated Transactions. The issue and sale of the Stock Consideration will not obligate Buyer to issue shares of Common Stock or other securities without consideration (other than nominal consideration) to any Person (other than the Stockholders) and will not result in a right of any holder of Buyer's securities to adjust the exercise, conversion, exchange or reset price under such securities.

                  4.4.     SEC REPORTS; FINANCIAL STATEMENTS.

                  IPI has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as IPI was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the "SEC Reports"). To IPI's Knowledge and as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of IPI included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of IPI and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

                  4.5.     MATERIAL CHANGES.

                  Since March 31, 2003, except as disclosed in the SEC Reports,
(i) there has been no event, occurrence or development that has had or that could have a Material Adverse Effect on IPI, (ii) IPI has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in IPI's financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) IPI has not altered its method of accounting, and (iv) IPI has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock. Buyer does not have pending before the SEC any request for confidential treatment of information.

                  4.6.     LITIGATION.

                  Except as disclosed in the SEC Reports or Schedule 4.6, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of IPI, threatened against or affecting IPI, any Subsidiary of IPI or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have a Material Adverse Effect. Neither IPI nor any Subsidiary of IPI, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been any formal investigation, and to the Knowledge of IPI, there is not pending or contemplated, any investigation by the SEC involving IPI or any current or former director or officer of IPI. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by IPI or any Subsidiary of IPI under the Exchange Act or the Securities Act.

                  4.7.     LISTING AND MAINTENANCE REQUIREMENTS.

                  IPI has not, in the 12 months preceding the date hereof, received notice from the American Stock Exchange on which IPI's Common Stock is listed or quoted to the effect that IPI is not in compliance with the listing or maintenance requirements of the American Stock Exchange. IPI is, and has no reason to believe that it will not, in the foreseeable future, continue to be, in compliance with all such listing and maintenance requirements.

                  4.8.     NO DISAGREEMENTS WITH ACCOUNTANTS AND LAWYERS.

                  There are no disagreements of any kind presently existing, or reasonably anticipated by IPI to arise, between the accountants and lawyers presently employed by IPI and IPI is current with respect to any fees owed to its accountants and lawyers.

                  4.9.     CERTAIN PROCEEDINGS.

                  There is no pending Proceeding that has been commenced against IPI and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To IPI's Knowledge, no such Proceeding has been Threatened.

                  4.10.    BROKERS OR FINDERS.

                  Except as disclosed to Page and the Stockholders, IPI and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Page and the Stockholders harmless from any such payment alleged to be due by or through IPI as a result of the action of IPI or its officers or agents.

         5.       COVENANTS OF PAGE AND THE STOCKHOLDERS PRIOR TO CLOSING DATE.

                  5.1.     ACCESS AND INVESTIGATION.

                  Between the date of this Agreement and the Closing Date, Page and the Stockholders will cause Page and its Representatives to, (a) afford IPI and its Representatives and prospective lenders and their Representatives (collectively, "IPI's Advisors") full and free access to each of Page's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish IPI and IPI's Advisors with copies of all such contracts, books and records, and other existing documents and data as IPI may reasonably request, and (c) furnish IPI and IPI's Advisors with such additional financial, operating, and other data and information as IPI may reasonably request.

                  5.2.     OPERATION OF THE BUSINESSES OF PAGE.

                  Between the date of this Agreement and the Closing Date, Page and the Stockholders will:

                           5.2.1. Conduct the business of Page only in the
Ordinary Course of Business, except in connection with the preparation and negotiation of this Agreement and consummation of the Contemplated Transactions and all expenses in regard thereto shall be borne by Page and the Stockholders;

                           5.2.2. Use their Best Efforts to preserve intact the
current business organization of Page, keep available the services of the current officers, employees, and agents of Page, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Page;

                           5.2.3. Confer with IPI concerning operational matters
of a material nature; and

                           5.2.4. Otherwise report periodically to IPI
concerning the status of the business, operations, and finances of such Page.

                  5.3.     NEGATIVE COVENANT.

                  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Page and the Stockholders will not cause Page to, without the prior consent of IPI, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.14 is likely to occur.

                  5.4.     REQUIRED APPROVALS.

                  As promptly as practicable after the date of this Agreement, Page and the Stockholders will, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Page and the Stockholders will
(a) cooperate with IPI with respect to all filings that IPI elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with IPI in obtaining all consents identified in
Schedule 3.2.

                  5.5.     NOTIFICATION.

                  Between the date of this Agreement and the Closing Date, Page and the Stockholders will promptly notify IPI in writing if Page or the Stockholders becomes aware of any fact or condition that causes or constitutes a Breach of any of Page's or Stockholders' representations and warranties as of the date of this Agreement, or if Page or the Stockholders become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause of constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence of discovery of any such fact or condition, Page and the Stockholders will promptly deliver to IPI a supplement to the Disclosure Schedule specifying such change. During the same period, Page and Stockholders will promptly notify IPI of the occurrence of any Breach of any covenant of Page or the Stockholders in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

                  5.6.     PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.

                  Except as expressly provided in this Agreement, all indebtedness owed to Page by either the Stockholders, or any Related Person to the Stockholders, including without limitation all notes receivable, employee advances, and shareholder advances, will be paid in full prior to Closing.

                  5.7.     NO NEGOTIATION.

                  Until such time, if any, as this Agreement is terminated pursuant to Section 10, Page and the Stockholders and their Representatives will not, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than IPI) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of Page, or any of the capital stock of Page, or any merger, consolidation, business combination, or similar transaction involving Page.

                  5.8.     BEST EFFORTS.

                  Between the date of this Agreement and the Closing Date, Page and the Stockholders will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         6.       COVENANTS .

                  6.1.     APPROVALS OF GOVERNMENTAL BODIES.

                  Between the date of this Agreement and the Closing Date, IPI and Page will, and will cause each Related Person to, (i) cooperate with each other with respect to all filings that the are required to be made by Legal Requirements in connection with the Contemplated Transactions, and (ii) cooperate with Page in obtaining all governmental consents identified in Part
3.2 of the Disclosure Schedule; provided that this Agreement will not require IPI to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

                  6.2.     BEST EFFORTS.

                  Between the date of this Agreement and the Closing Date, IPI, Page and the Stockholders will use its Best Efforts to cause the conditions in Sections 7 to be satisfied.

                  6.3. PAGE STOCKHOLDER APPROVAL; PROXY STATEMENT; QUALIFICATION PERMIT AND REGISTRATION STATEMENT.

                           6.3.1. Page, acting through its Board of Directors,
shall: (i) call a meeting of its stockholders (the "Page Stockholders' Meeting") for the purpose of voting upon this Agreement; (ii) hold the Page Stockholders' Meeting as soon as practicable; and (iii) subject to its fiduciary duties under applicable Law, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby and take all reasonable and lawful action to solicit and obtain such approval and adoption. The record date for the Page Stockholders' Meeting shall be a date chosen by the Board of Directors of Page.

                           6.3.2. As soon as practicable after the execution of
this Agreement, (i) Page shall prepare a proxy statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") with respect to the Page Stockholders' Meeting and (ii) IPI shall prepare and file with the California Department of Corporations (the "Department") an application for a permit for qualification under Section 25121 of the California Corporate Securities laws of 1968 (the "Securities Laws") (a "Qualification Permit") of the IPI Stock Consideration to be issued pursuant to this Agreement and an application for a fairness hearing ("Fairness Hearing") before the California Commissioner of Corporations pursuant to Section 25142 of the Securities Laws together with the information statement included therein (the "Information Statement")and any other documents required by the Department so that the issuance of the IPI Stock Consideration be as exempt transaction under Section 3(a)(10) of the Securities Act of 1933. IPI and Page will notify each other of the receipt of any comments from the Department or its staff and of any request by the Department or its staff for amendments or supplements to the Information Statement for additional information and will supply each other with copies of all correspondence between each other or any of its representatives, on the one hand, and the Department or its staff, on the other hand, with respect to the Information Statement. Each party shall give the other party and its counsel the opportunity to review the Proxy Statement prior to it being sent to Stockholders of Page and the Information Statement prior to its being filed with the Department. Each party shall give the other party and its counsel the opportunity to review all amendments and supplements to the Information Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Department. Each of Page and IPI agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the Department. If at any time prior to the adoption of this Agreement by Page's stockholders there shall occur any event which must be set forth in an amendment or supplement to the Information Statement, Page will inform IPI and cooperate with IPI in filing an amendment to the Application for the Fairness Hearing.

                           6.3.3. In the event that a Qualification Permit is
not issued by the Department on or before February 1, 2004 IPI shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of IPI Stock to be issued to the stockholders of Page in connection with the Merger. IPI and Page will notify each other of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and will supply each other with copies of all correspondence between each other or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Each party shall give the other party and its counsel the opportunity to review the Proxy Statement prior to it being filed with the SEC and shall give the other party and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Page and IPI agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. IPI and Page shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, IPI shall take all or any action required under any applicable federal or state securities laws in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, Page shall mail the Proxy Statement to its stockholders. If at any time prior to the adoption of this Agreement by Page's stockholders there shall occur any event which must be set forth in an amendment or supplement to the Proxy Statement, Page will prepare and mail to its stockholders such an amendment or supplement.

                           6.3.4. Except for a withdrawal, qualification or
modification of a recommendation by the Board of Directors of Page, no amendment or supplement to the Information Statement, Proxy Statement, or the Registration Statement will be made by IPI or Page without the approval of the other party (such approval not to be unreasonably withheld or delayed).

         7.       CONDITIONS.

                  7.1.     CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE.

                           The respective obligation of each party to close
shall be subject to the satisfaction or waiver, where permissible, prior to the Closing Date, of the following conditions:

                           7.1.1. STOCKHOLDER APPROVAL. Page stockholder
approval shall have been obtained in compliance with the CBCA.

                           7.1.2. ISSUANCE OF QUALIFICATION PERMIT OR
EFFECTIVENESS OF REGISTRATION STATEMENT. The Department shall have issued a Qualification Permit or the SEC shall have declared the Registration Statement on Form S-4 "Effective", and no Stop Order or proceeding for that purpose shall have been initiated or threatened in writing by the Department or the SEC.

                           7.1.3. NO ORDER. There shall not have been issued
order, or issued or enacted any Law, which prohibits or has the effect of prohibiting the consummation of the Merger or makes such consummation illegal.

                           7.1.4. APPROVALS. Other than the filing of merger
documents in accordance with the DGCL and the CBCA, all authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to obtain, make or occur would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, shall have been obtained, been filed or have occurred.

                  7.2.     CONDITIONS TO OBLIGATION OF IPI AND MERGER SUB TO
                           CLOSE.

                  The obligations of IPI and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by IPI:

                           7.2.1. REPRESENTATIONS AND WARRANTIES. Each of the
representations and warranties of Page and the Stockholders contained in this Agreement (considered individually) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at the Closing Date (except that representations and warranties given as of a specific date shall be true and correct only as of such date), except as would not, in the aggregate, have a Material Adverse Effect. For purposes of this
Section 7.2.1, the representations and warranties of Page and the Stockholders contained in this Agreement shall be deemed true and correct in all material respects, and Page and the Stockholders shall not be deemed to have breached any such representation or warranty as a consequence of the existence of any fact, event or circumstance, inconsistent with any representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Page and the Stockholders contained in this Agreement, has had or would reasonably be expected to have a Material Adverse Effect. IPI shall have received a certificate signed on behalf of Page by the chief executive officer or the chief financial officer of Page to such effect and a certificate signed by the Stockholders to such effect.

                           7.2.2. PERFORMANCE OF OBLIGATIONS OF PAGE. Page shall
have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and IPI shall have received a certificate signed on behalf of Page by the chief executive officer or the chief financial officer of Page to such effect.

                           7.2.3. PAGE MATERIAL ADVERSE EFFECT. Since the date
of this Agreement, there shall have been no event, development or state of fact that results in or would reasonably be expected to result in a Material Adverse Effect.

                           7.2.4. CONSENT. Page shall have obtained the consent
of each Person whose consent shall be required in connection with the transactions contemplated hereby under any material Contract except where the failure to obtain any such consent, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that in no event shall Page modify any terms of any Material Contract or make any payment to any third party, in connection with obtaining such consents, without the prior written consent of IPI, which consent shall not be unreasonably withheld or delayed.

                           7.2.5. OPINION OF PAGE'S COUNSEL. Page shall have
delivered an opinion of its counsel, dated as of the Closing Date, in the form and substance acceptable to IPI and Merger Sub.

                           7.2.6. CONSENT OF LESSOR. Page shall have delivered
to Merger Sub and IPI , from Southfield Crestone LLC (the "Lessor"), a consent to the assignment of the building lease (the "Lease") dated December 1999, on premises 645 S. Revere Parkway, Englewood, Colorado from Page Digital Incorporated, Lawrence Page and Jan Page, collectively as Assignor, to Merger Sub as Assignee

                  7.3.     CONDITIONS TO OBLIGATION OF PAGE TO CLOSE.

                  The obligation of Page to close shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions, unless waived in writing by Page:

                           7.3.1. REPRESENTATIONS AND WARRANTIES. Each of the
representations and warranties of IPI and Merger Sub contained in this Agreement (considered individually) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at the Closing Date (except that representations and warranties given as of a specific date shall be true and correct only as of such date), except as would not, in the aggregate, have a Material Adverse Effect. For purposes of this Section 7.3.1, the representations and warranties of IPI and Merger Sub contained in this Agreement shall be deemed true and correct in all material respects, and IPI and Merger Sub shall not be deemed to have breached any such representation and warranty as a consequence of the existence of any fact, event or circumstance, inconsistent with any representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of IPI and Merger Sub contained in this Agreement, has had or would reasonably be expected to have a Material Adverse Effect. Page shall have received a certificate signed on behalf of IPI by the chief executive officer or the chief financial officer of IPI to such effect.

                           7.3.2. PERFORMANCE OF OBLIGATIONS OF IPI AND MERGER
SUB. Each of IPI and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Page shall have received a certificate from each of IPI and Merger Sub, signed on behalf of IPI and Merger Sub, by their respective chief executive officer or the chief financial officer to such effect.

                           7.3.3. Opinion of IPI's Counsel. IPI shall have
delivered an opinion of its counsel, dated as of the Closing Date in the form and substance acceptable to Page.

         8.       INTENTIONALLY LEFT BLANK.

         9.       OTHER TERMS.

                  9.1. EMPLOYMENT AGREEMENTS. IPI shall enter into employment agreements (the "Employment Agreements") with each of Lawrence Page and David Joseph on substantially the terms set forth in attached Exhibits "G" and "H."

                  9.2. BOARD OF DIRECTORS. No later than 90 days after the Closing Date, IPI shall use its best efforts to cause Lawrence Page to be elected to IPI's Board of Directors.

                  9.3 ASSIGNMENT AND ASSUMPTION AGREEMENT. Provided the Lessor consents, as provided in Section 7.2.6 herein, Merger Sub shall execute an Assignment and Assumption Agreement of the Lease, pursuant to which Merger Sub will agree to perform, as a direct obligation to the Lessor, all of the provisions , covenants, and obligations of Lawrence Page and Jan Page under the Lease. Pursuant to the Assignment and Assumption Agreement, Merger Sub will indemnify and hold harmless Lawrence Page and Jan Page from any and all obligations and claims arising under the Lease, and IPI will guarantee the obligations of Merger Sub under such indemnification.

                  9.4 REMOVAL OF PERSONAL GUARANTEE. IPI and Merger Sub shall use their reasonable best efforts to negotiate the removal of Lawrence Page"s and Jan Page's personal guarantee from the Lease. Merger Sub shall reimburse Lawrence Page for any reasonable and necessary expenses Lawrence Page and Jan Page may incur with respect to the restructuring of the Lease.

         10.      TERMINATION.

                  10.1. TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                           10.1.1. by either IPI or Page, if a material Breach
of any provision of this Agreement has been committed by any party, and such Breach has not been waived or cured within 7 days of written notice specifying such breach;

                           10.1.2. (i) by IPI if any of the conditions in
Section 7.1., and 7.2 has not been satisfied as of the Closing Date, or if satisfaction of such a condition is, or becomes impossible, (other than through the failure of IPI to comply with its obligations under this Agreement) and IPI has not waived such condition on or before the Closing Date; or (ii) by Page, if any of the conditions in Section 7.3 has not been satisfied or if satisfaction of such a condition is or becomes impossible (other than through the failure of Page or the Stockholders to comply with their obligations under this Agreement) and Page has not waived such condition on or before the Closing Date; or

                           10.1.3. by written agreement of IPI and Page.

                           10.1.4. If Page has satisfied the conditions
contained in Sections 7.1.1, 7.2.1, 7.2.2, 7.2.3, 7.2.4 and 7.2.5, and Page is
not in default of this Agreement, and IPI shall terminate this Agreement without cause, other than as provided in this Section 10, then IPI shall pay to Page, as Page's and the Stockholders' sole and exclusive remedy, in accordance with this
Section 10.1.4:

                                    (i) $130,000 if the termination shall occur
within 60 days subsequent to the date of this Agreement.

                                    (ii) $70,000 (total of $200,000) if the
termination shall occur between 60 and 90 days subsequent to the date of this Agreement.

                                    (iii) $40,000 (total of $240,000) if the
termination shall occur at any time subsequent to 90 days from the date of this Agreement.

                  10.2.    EFFECT OF TERMINATION.

                  Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.2, and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         11.      INDEMNIFICATION REMEDIES.

                  11.1. SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE.

                  All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, and any certificate or document delivered pursuant to this Agreement will survive the Closing for a period of 18 months. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

                  11.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY PAGE AND THE STOCKHOLDERS.

                  Page and the Stockholders, jointly and severally, will indemnify and hold harmless IPI and Merger Sub and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (excluding incidental and consequential damages, for which Page and the Stockholders shall have no liability whatsoever under this Agreement or any other agreement contemplated hereby), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                           11.2.1. any Breach of any representation or warranty
made by Page and the Stockholders in this Agreement (without giving effect to any supplement to the Disclosure Schedule), the Disclosure Schedule, the supplements to the Disclosure Schedule, or any other certificate or document delivered by Page and the Stockholders pursuant to this Agreement;

                           11.2.2. any Breach of any representation or warranty
made by Page and the Stockholders in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Schedule, other than any such Breach that is disclosed in a supplement to the Disclosure Schedule and is expressly identified in the certificate delivered pursuant to Section 7.2.1 as having caused the condition specified in Section 7.1 not to be satisfied;

                           11.2.3. any product shipped or manufactured by, or
any services provided by, Page prior to the Closing Date;

                           11.2.4. any claim by any Person other than Trumpet
Partners LLC for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Page or the Stockholders (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 11.2 will not be exclusive of or limit any other remedies that may be available to IPI or the other Indemnified Persons. Notwithstanding anything contained in this Section 11.2, Page and Stockholders will have no liability (for indemnification or otherwise) until the total

Damages exceed $50,000, and there only to the extent such Damages exceed $50,000. In no event shall Page and the Stockholders be liable to IPI or any third party basing a claim for damages on a duty of Page and the Stockholders for total Damages of more than $7 million.

                  11.3.    INDEMNIFICATION AND PAYMENT OF DAMAGES BY IPI.

                  IPI will indemnify and hold harmless Page, and will pay to Page the amount of any Damages (excluding incidental and consequential damages, for which IPI shall have no liability whatsoever under this Agreement or any other agreement contemplated hereby), arising, directly or indirectly, from or in connection with (a) any material Breach of any representation or warranty made by IPI in this Agreement or in any certificate delivered by IPI pursuant to this Agreement, (b) any material Breach by IPI of any covenant or obligation of IPI in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with IPI (or any Person acting on its behalf) in connection with any of the Contemplated Transactions. IPI will have no liability (for indemnification or otherwise) until the total Damages exceed $50,000, and then only to the extent such Damages exceed $50,000. In no event shall IPI be liable to Page, or any third party basing a claim for Damages on a duty of IPI to Page, for total Damages of more than $5 Million.

                  11.4.    TIME LIMITATIONS.

                  If the Closing occurs, Page and the Stockholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, and 3.19, unless on or before December 31, 2005, IPI notifies Page and the Stockholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by IPI. A claim with respect to Section 3.3, 3.11, 3.13, or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, IPI will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before December 31, 2003, Page notifies IPI of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Page.

                  11.5.    PROCEDURE FOR INDEMNIFICATION -- THIRD-PARTY CLAIMS.

                           11.5.1. Promptly after receipt by an indemnified
party of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                           11.5.2. If any Proceeding referred to in Section
11.5.1. is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                           11.5.3. Notwithstanding the foregoing, if an
indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                           11.5.4. Page and the Stockholders hereby consent to
the nonexclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Page and the Stockholders with respect to such a claim anywhere in the world.

                  11.6.    PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS.

                  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         12.      GENERAL PROVISIONS.

                  12.1.    GOVERNING LAW.

                  This Agreement shall be governed by and must be construed in accordance with the laws of the State of California.

                  12.2.    FURTHER ASSURANCES.

                  Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

                  12.3.    VENUE AND JURISDICTION.

                  For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of San Diego, California.

                  12.4.    COUNTERPARTS.

                  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

                  12.5.    TIME OF ESSENCE.

                  Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.

                  12.6.    ATTORNEY'S FEES.

                  In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi judicial relief in connection with this Agreement, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, actual attorney's and expert witness fees, relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post judgment or post award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, actual attorney's and expert witness fees.

                  12.7.    MODIFICATION.

                  This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of such modification is sought.

                  12.8.    HEADINGS.

                  The headings of the Paragraphs of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

                  12.9.    PRIOR UNDERSTANDINGS.

                  This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties' agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and, except to the extent other documents, agreements or understandings are referred to or incorporated to this Agreement, supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

                  12.10.   INTERPRETATION.

                  Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders.

                  12.11.   PARTIAL INVALIDITY.

                  Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement.

                  12.12.   SUCCESSORS-IN-INTEREST AND ASSIGNS.

                  Neither party shall assign or delegate to any other Person this Agreement or any rights or obligations under this Agreement. Subject to any restriction on transferability contained in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and assigns of each party to this Agreement. Nothing in this Paragraph shall create any rights enforceable by any person not a party to this Agreement, except for the rights of the successors in interest and assigns of each party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified persons.

                  12.13.   NOTICES.

                  All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:

                                   Page Digital Incorporated
                                   6450 South S. Revere Parkway
                                   Englewood, CO  80111

                                   Stockholders:


                                    Lawrence Page
                                    David Joseph
                                    c/o Page Digital Incorporated
                                    6450 South S. Revere Parkway
                                    Englewood, CO  80111

                           with a copy to:
                                    Richardson & Patel, LLP
                                    10900 Wilshire Blvd., Suite 500
                                    Los Angeles, CA  90024
                                    Attn.: Kevin Friedmann, Esq.

                           IPI AND MERGER SUB:
                           ------------------
                                     c/o Island Pacific, Inc.
                                     Attn.:  Ran Furman
                                     19800 Mac Arthur Boulevard
                                     Twelfth Floor
                                     Irvine, CA  92612-2441

                           with a copy to:
                                    Solomon, Ward, Seidenwurm & Smith
                                    401 B Street, Suite 1200
                                    San Diego, CA 92101
                                    Attention: Norman L. Smith, Esq.

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Paragraph, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Paragraph. Any party to this Agreement may give a notice of a change of its address to the other party to this Agreement.

                  12.14.   WAIVER.

                  Any waiver of a default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

                  12.15.   DRAFTING AMBIGUITIES.

                  Each party to this Agreement and its legal counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

                  12.16.   JOINT AND SEVERAL LIABILITY.

                  The obligations of the Stockholders under this Agreement shall be apportioned 88% to Lawrence Page and 12% to David Joseph.

                  12.17.   EXPENSES.

                  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Page will pay all amounts payable to Trumpet Partners, LLC in connection with this Agreement and the Contemplated Transactions. The Stockholders will cause Page not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                  12.18.   PUBLIC ANNOUNCEMENTS.

                  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as IPI determines. Unless consented to by IPI in advance or required by Legal Requirements, prior to the Closing, Page and the Stockholders shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Page and the Stockholders and IPI will consult with each other concerning the means by which Page's employees, customers, and suppliers and others having dealings with Page will be informed of the Contemplated Transactions, and IPI will have the right to be present for any such communication.

                  12.19.   CONFIDENTIALITY.

                  Page and the Stockholders shall at all times maintain in confidence, and will maintain in confidence, any written, oral, or other information related to or obtained in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

                  12.20.   TERMINATION OF EMPLOYMENT AGREEMENTS.

                           12.20.1. Effective upon the Closing any employment
agreement subsisting between Page and any Stockholder shall be terminated and of no further force and effect.

                           12.20.2. Each Shareholder fully and forever releases
and discharges Page, IPI and Merger Sub, their agents, employees, officers, directors, attorneys and assigns from any and all claims, demands, damages, liabilities and obligations, whether known or unknown, in any way relating to the employment agreements that were terminated in accordance with this Section 12.20.

                           12.20.3. Each Shareholder expressly waives all rights
under Section 1542 of the California Civil Code with regard to the release set forth in this Section 12.20, which provides:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if know by him, must have materially affected his settlement with the debtor.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ISLAND PACIFIC INC.,                        PAGE DIGITAL INCORPORATED,
a Delaware corporation                      a Colorado corporation

By:    //SS                                 By:
   ---------------------------------
Name:     RAN H. FURMAN                     Name:      LAWRENCE PAGE
     -------------------------------              ------------------------------
Its:  CHIEF FINANCIAL OFFICER               Its:     PRESIDENT
     -------------------------------              ------------------------------


                                             Stockholders:

                                                  //SS
                                             -----------------------------------
                                             Lawrence Page, an Individual

                                                  //SS
                                             -----------------------------------
                                             Dave Joseph, an individual


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


                                   EXHIBIT "C"

                    LIST OF SURVIVING OFFICERS AND DIRECTORS

         Harvey Braun, President and Chief Executive Officer

         Ran Furman, Chief Financial Officer